Exhibit 10.2

2012 Long-Term Incentive Plan

The Board of Directors of Acadia Healthcare Company, Inc. (the “Company”) approved the 2012 Long-Term Incentive Plan providing for equity awards in the form of stock options, restricted stock and restricted stock units (“RSUs”) to executive officers and other key employees for the 2012 fiscal year. Pursuant to the 2012 Plan, the executive officers received the following equity grants effective March 19, 2012:

Executive	Performance Vesting RSUs	Time Vesting Restricted Stock	Time Vesting Stock Options
Joey A. Jacobs	23,271	23,271	73,254
Trey Carter	8,214	8,214	25,858
Brent Turner	9,643	9,643	30,355
Ronald M. Fincher	9,643	9,643	30,355
Jack E. Polson	9,643	9,643	30,355
Christopher L. Howard	8,214	8,214	25,858

Total	68,628	68,628	216,036

The time vesting stock options listed above are exercisable at $15.96 per share, the closing price of the Company’s common stock on the date of grant, have a term of 10 years and vest 25% per year on the four successive anniversary dates of the date of grant.

The time vesting restricted stock listed above vests 25% per year on the four successive anniversary dates of the date of grant.

The performance vesting RSUs listed above vest in three annual installments on March 19, 2013, March 19, 2014 and March 19, 2015 upon the achievement of specified performance targets related to the Company’s adjusted earnings per share (“EPS”) for 2012, 2013 and 2014, respectively. The exact number of RSUs that will vest ranges from 0 to 200% of the target number of shares set forth in the table above in accordance with a formula based on the Company’s EPS. None of the performance vesting RSUs will vest for performance below specified threshold levels.

Following the end of the each fiscal year, the Compensation Committee (or the Board) will determine whether and the extent to which the EPS targets were met and the RSUs will vest as described above or be forfeited. The named executive officers must be actively employed by the Company at the time the restricted stock and RSUs vest in order for the restricted stock and RSUs to vest.